ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Garth Russell
Scott Francis (918) 251-9121	(212) 896-1250
grussell@kcsa.com

ADDvantage Technologies Announces Financial Results
for the Fiscal Second Quarter of 2017
- - -

BROKEN ARROW, Oklahoma, May 15, 2017 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY), today announced its financial results for the three and six month periods ended March 31, 2017. The six month period includes the financial results for the Company’s asset acquisition of Triton Miami, Inc. (“Triton Datacom”) from October 14, 2016 to March 31, 2017.

“Total sales increased 7% to $11.3 million in the second quarter of fiscal 2017, which includes sales from our new subsidiary Triton Datacom, which is comprised of the Telco assets we acquired in October 2016. Sales for the Cable TV segment were down in the second quarter of fiscal 2017 due to lower demand for new and refurbished equipment.  However, this segment remains profitable, and we believe that customer demand for this segment will resume for the rest of fiscal 2017,” commented David Humphrey, President and CEO of ADDvantage Technologies.

“Our Telco segment continued to benefit from the contribution of Triton Datacom’s sales, which more than offset the continued lower sales from the remaining portion of this segment, Nave Communications.  We continue to implement enhancements to the sales and marketing for Nave Communications in order to drive growth.  Part of this effort includes the recent appointment of Don Kinison as VP of Sales for the Company.  Don has tremendous telecommunications sales experience, and we believe he will play a significant role in helping Nave Communications improve their operating results as well as assisting in our Company’s overall growth strategy,” continued Mr. Humphrey.

“We are excited by the possibilities that lie ahead for our Company as we continue to build our business and identify new market opportunities. While the challenges we have faced in the market over the past few years still exist, we are addressing these situations and believe we will be able to deliver on our overall growth strategy,” concluded Mr. Humphrey.

Results for the three months ended March 31, 2017

Consolidated sales increased 7% to $11.3 million for the three months ended March 31, 2017 compared with $10.6 million for the three months ended March 31, 2016.  The increase in sales was in the Telco segment of $1.8 million, offset by a decrease in sales in the Cable TV segment of $1.0 million. The decrease in Cable TV sales was due to a decrease in new equipment sales and refurbished sales of $1.1 million and $0.2 million, respectively, partially offset by an increase in repair sales of $0.3 million. The increase in sales for the Telco segment was primarily due to the acquisition of Triton Datacom in October 2016, which offset the continued lower sales from the remaining portion of this segment.

Consolidated operating, selling, general and administrative expenses increased 13%, to $3.7 million for the three months ended March 31, 2017 from $3.3 million for the same period last year.  This increase in expenses was due to the Telco segment of $0.5 million, while the Cable TV segment decreased by $0.1 million. The increase for the Telco segment is primarily due to operating expenses of $0.6 million from Triton Datacom and Triton Miami acquisition-related costs of $0.2 million.  In addition, for the three months ended March 31, 2016, the Company recorded an expense of $0.2 million for the March 2016 earn-out accrual related to the acquisition of Nave Communications Company.

Net income for the three months ended March 31, 2017, was $11,000, or $0.00 per diluted share, compared with a net income of $146,000, or $0.01 per diluted share, for the same period of 2016.

Consolidated EBITDA for the three months ended March 31, 2017 was $0.5 million compared with $0.6 million for the same period ended March 31, 2016.

Results for the six months ended March 31, 2017

Consolidated sales for the six months ended March 31, 2017 increased 24% to $23.4 million compared with $18.8 million for the same period ended March 31, 2016.  The increase in sales was in both the Cable TV and Telco segments of $0.6 million and $4.0 million, respectively.  Sales for the Telco segment increased to $11.9 million for the six months ended March 31, 2017 from $7.9 million for the same period last year.  The increase in Telco equipment sales was primarily due to Triton Datacom on October 14, 2016, which offset the continued lower sales from the remaining portion of this segment.

Consolidated operating, selling, general and administrative expenses increased 23%, to $7.3 million for the six months ended March 31, 2017 from $5.9 million for the same period last year.  This increase in expenses was due to the Telco segment of $1.4 million, while the Cable TV segment was relatively flat.
Net income for the six month period ended March 31, 2017 was $228,000, or $0.02 per diluted share, compared with $170,000, or $0.02 per diluted share, for the same period of 2016.

Consolidated EBITDA for the six months ended March 31, 2017 was $1.4 million compared with $1.0 million for the same period ended March 31, 2016.

Cash and cash equivalents were $3.9 million as of March 31, 2017, compared with $4.5 million as of September 30, 2016.  The Company generated $1.9 million of cash from operations for the six months ended March 31, 2017.  As of March 31, 2017, the Company had inventory of $22.1 million compared with $21.5 million as of September 30, 2016.

Earnings Conference Call

The Company will host a conference call today, May 15th, at 12:00 p.m. Eastern Time featuring remarks by David Humphrey, President and Chief Executive Officer, Dave Chymiak, Chief Technology Officer, and Scott Francis, Chief Financial Officer.

The conference call will be available via webcast and can be accessed through the Investor Relations section of ADDvantage's website, www.addvantagetechnologies.com. Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast. The dial-in number for the conference call is 800-580-5706 (domestic) or 913-312-9323 (international). All dial-in participants must use the following code to access the call: 3101886. Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the conference call, a replay of the call will be available through May 29, 2017 at 844-512-2921 (domestic) or 412-317-6671 (international). Participants must use the following code to access the replay of the call: 3101886.  An online archive of the webcast will be available on the Company's website for 30 days following the call.

About ADDvantage Technologies Group, Inc.

ADDvantage Technologies Group, Inc. (NASDAQ:  AEY) supplies the cable television (Cable TV) and telecommunications industries with a comprehensive line of new and used system-critical network equipment and hardware from a broad range of leading manufacturers. The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony. In addition, ADDvantage operates a national network of technical repair centers focused primarily on Cable TV equipment and recycles surplus and obsolete Cable TV and telecommunications equipment.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Arizona, Tulsat-Nebraska, Tulsat-Tennessee, Tulsat-Texas, NCS Industries, ComTech Services, Nave Communications and Triton Datacom. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

Non-GAAP Financial Measures
EBITDA is a supplemental, non-GAAP financial measure.  EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization.    In addition, EBITDA as presented excludes other income, interest income and income from equity method investment.  Management believes providing EBITDA in this release is useful to investors’ understanding and assessment of the Company’s ongoing continuing operations and prospects for the future and it is a used by the financial community to evaluate the market value of companies considered to be in similar businesses.  Since EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance.  EBITDA, as calculated in the table below, may not be comparable to similarly titled measures employed by other companies.  In addition, EBITDA is not necessarily a measure of our ability to fund our cash needs.

(Tables follow)

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended March 31,		Six Months Ended March 31,
	2017	2016	2017	2016
Sales	$11,294,756	$10,587,187	$23,390,582	$18,836,855
Cost of sales	7,530,327	7,002,575	15,602,524	12,486,863
Gross profit	3,764,429	3,584,612	7,788,058	6,349,992
Operating, selling, general and administrative expenses	3,677,425	3,256,403	7,274,249	5,925,028
Income from operations	87,004	328,209	513,809	424,964
Other income (expense):
Other income	–	109,554	–	109,554
Interest income	–	2,172	–	2,172
Loss from equity method investment	–	(140,998)	–	(140,998)
Interest expense	(97,333)	(62,307)	(193,977)	(130,068)
Total other expense, net	(97,333)	(91,579)	(193,977)	(159,340)

Income (loss) before income taxes	(10,329)	236,630	319,832	265,624
Provision (benefit) for income taxes	(21,000)	91,000	92,000	96,000

Net income	$10,671	$145,630	$227,832	$169,624

Earnings per share:
Basic	$0.00	$0.01	$0.02	$0.02
Diluted	$0.00	$0.01	$0.02	$0.02
Shares used in per share calculation:
Basic	10,153,571	10,092,319	10,143,903	10,080,729
Diluted	10,156,426	10,092,319	10,145,112	10,080,729

	Three Months Ended March 31, 2017			Three Months Ended March 31, 2016
	Cable TV	Telco	Total	Cable TV	Telco	Total

Income (loss) from operations	$262,648	$(175,644)	$87,004	$336,279	$(8,070)	$328,209
Depreciation	74,894	39,205	114,099	80,802	27,367	108,169
Amortization	−	328,574	328,574	−	206,451	206,451
EBITDA (a)	$337,542	$192,135	$529,677	$417,081	$225,748	$642,829

(a)
The Telco segment includes earn-out expenses of $0.1 million and $0.2 million for the three months ended March 31, 2017 and 2016, respectively, related to the acquisition of Triton Miami, Inc. and Nave Communications.

	Six Months Ended March 31, 2017			Six Months Ended March 31, 2016
	Cable TV	Telco	Total	Cable TV	Telco	Total

Income (loss) from operations	$1,171,631	$(657,822)	$513,809	$453,119	$(28,155)	$424,964
Depreciation	148,138	69,748	217,886	153,266	50,083	203,349
Amortization	−	640,560	640,560	−	412,902	412,902
EBITDA (a)	$1,319,769	$52,486	$1,372,255	$606,385	$434,830	$1,041,215

(a)
The Telco segment for the six months ended March 31, 2017 includes acquisition related costs of $0.2 million.  The Telco segment includes earn-out expenses of $0.1 million and $0 for the six months ended March 31, 2017 and 2016, respectively, related to the acquisition of Triton Miami, Inc. and Nave Communications.

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)

	March 31, 2017	September 30, 2016
Assets
Current assets:
Cash and cash equivalents	$3,885,330	$4,508,126
Accounts receivable, net of allowance for doubtful accounts of $250,000	5,320,216	4,278,855
Income tax receivable	367,112	480,837
Inventories, net of allowance for excess and obsolete
inventory of $2,855,445 and $2,570,868, respectively	22,118,030	21,524,919
Prepaid expenses	428,309	323,289
Total current assets	32,118,997	31,116,026

Property and equipment, at cost	11,402,171	11,203,865
Less: Accumulated depreciation	(5,210,987)	(4,993,102)
Net property and equipment	6,191,184	6,210,763

Investment in and loans to equity method investee	361,237	2,588,624
Intangibles, net of accumulated amortization	9,174,109	4,973,669
Goodwill	6,031,511	3,910,089
Deferred income taxes	1,358,000	1,333,000
Other assets	136,412	135,988

Total assets	$55,371,450	$50,268,159

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,816,766	$1,857,953
Accrued expenses	1,130,947	1,324,652
Notes payable – current portion	2,193,701	899,603
Other current liabilities	656,607	963,127
Total current liabilities	6,798,021	5,045,335

Notes payable, less current portion	5,179,127	3,466,358
Other liabilities	1,406,134	131,410
Total liabilities	13,383,282	8,643,103

Shareholders’ equity:
Common stock, $.01 par value; 30,000,000 shares authorized; 10,692,902 and 10,634,893 shares issued, respectively; 10,192,244 and 10,134,235 shares outstanding, respectively	106,929	106,349
Paid in capital	(4,782,091)	(4,916,791)
Retained earnings	47,663,344	47,435,512
Total shareholders’ equity before treasury stock	42,988,182	42,625,070

Less: Treasury stock, 500,658 shares, at cost	(1,000,014)	(1,000,014)
Total shareholders’ equity	41,988,168	41,625,056

Total liabilities and shareholders’ equity	$55,371,450	$50,268,159